Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2017, relating to the consolidated and combined financial statements and financial statement schedule of Moelis & Company appearing in the Annual Report on Form 10-K of Moelis & Company for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 28, 2017